Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Reports First Quarter Fiscal Year 2012 Financial Results
and Provides Quarterly Update

•                  Lead product candidates have notable developments, while pipeline continues to expand.

•                  Recent progress includes positive trastuzumab emtansine (T-DM1) clinical data, advancement of SAR3419 to Phase II testing, progress with lead wholly owned compounds, and advancement of BAY 94-9343 partner compound to Phase I.

WALTHAM, MA, October 27, 2011 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today reported financial results for the three-month period ended September 30, 2011 — the first quarter of the Company’s 2012 fiscal year.

“The clinical findings reported with trastuzumab emtansine continue to be impressive and underscore the significance of our TAP technology,” commented Daniel Junius, President and CEO. “In the past three months alone, there’s been marked clinical progress with trastuzumab emtansine, including completion of patient enrollment in the EMILIA Phase III trial and in the Phase II adjuvant/neoadjuvant safety trial as well as initiation of the Phase III TH3RESA trial.”

Mr. Junius continued, “At the same time, we’re on track to begin Phase II testing with our IMGN901 compound by early 2012, are nearing completion of the IMGN388 Phase I trial, have advanced our IMGN529 compound to active IND stage, and are progressing our IMGN853 compound towards IND submission. SAR3419 has advanced into Phase II testing, and BAY 94-9343 has advanced into Phase I testing through our collaborations with Sanofi and Bayer HealthCare, respectively.”

Continued Progress with Lead Product Programs

Trastuzumab emtansine (T-DM1) — Comprises the HER2-targeting antibody, trastuzumab, and ImmunoGen’s TAP technology; in global development by Roche for the treatment of HER2+

breast cancer (BC).

•            Adjuvant BC — Roche reported earlier this month that patient enrollment was completed in the Phase II safety trial in the adjuvant/neoadjuvant setting and that it expects the data from this trial to be available in 1Q 2012.

•            1st-line metastatic BC — A recently presented Phase II trial found therapy with trastuzumab emtansine, used alone, had both a significant improvement in progression-free survival (PFS) and a markedly lower incidence of severe side effects than treatment with standard of care, Herceptin® (trastuzumab) plus chemotherapy. A Phase III trial, MARIANNE, is underway, and Roche expects to use it to apply for marketing approval for this use in 2014.

•            2nd-line metastatic BC — Roche reported that patient enrollment was completed in the Phase III EMILIA trial and that it continues to expect to apply in 2012 for marketing approval in geographies that include the US and Europe. Chugai, a member of the Roche Group, expects to apply for marketing approval in Japan in 2013.

•            3rd-line metastatic BC — Roche initiated a Phase III trial in September for patients whose cancer was previously treated with HER2-targeted therapies.

On December 7, 2011, several poster presentations are scheduled for presentation at the San Antonio Breast Cancer Symposium (SABCS), including a quality of life analysis of trastuzumab emtansine therapy compared to Herceptin plus chemotherapy.

Lorvotuzumab mertansine (IMGN901) — Wholly owned ImmunoGen compound for small-cell lung cancer (SCLC) and other CD56+ cancers.

•            The IMGN901 development program is designed to promptly gain clinical data relevant to advancing the compound into pivotal testing for SCLC and potentially also for Merkel cell carcinoma.  Phase II evaluation of IMGN901 for newly diagnosed SCLC is on track to begin in early 2012. The dose to be used is being established in the Phase I evaluation underway.

•            Patient enrollment is underway in the expansion phase of the Phase I trial evaluating IMGN901 used in combination with standard care for multiple myeloma. Patient enrollment in all other, earlier clinical trials has been completed.

SAR3419 — TAP compound created by ImmunoGen and licensed to Sanofi in a broader collaboration. The SAR3419 development program is designed to support its rapid progression to pivotal testing.

•            Phase II testing of SAR3419 began in October 2011, triggering a $3 million milestone to ImmunoGen. SAR3419 will be evaluated in Phase II for diffuse large B-cell lymphoma (DLBCL) and for B-cell acute lymphoblastic leukemia (B-ALL).

IMGN388, BT-062, SAR650984, and SAR566658 are in Phase I testing, with additional BT-062 clinical data accepted for presentation at the ASH annual meeting in December 2011. These compounds are in development by ImmunoGen, Biotest, and Sanofi (two), respectively.

Expanding Pipeline

TAP compounds advancing into or toward clinical testing include:

•            IMGN529 — The IND is now active for this wholly owned ImmunoGen compound for non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. Phase I testing is expected to begin this quarter.

•            BAY 94-9343 — This TAP compound advanced into Phase I testing in September 2011. ImmunoGen earned a $2 million milestone from Bayer HealthCare with IND submission in June 2011.

Two partner compounds and another wholly owned product candidate, IMGN853, remain on track to advance to active IND stage in 4Q 2011 and 2Q 2012, respectively.

Financial Results

ImmunoGen reported a net loss of $19.5 million, or $0.26 per basic and diluted share, for the quarter ending September 30, 2011 (1Q FY2012), as compared to a net loss of $12.9 million, or $0.19 per basic and diluted share, for the same quarter of the last fiscal year (1Q FY2011).

Revenues were $2.5 million for 1Q FY2012, as compared to $3.4 million for the same period last year. Revenues in 1Q FY2012 include $1.1 million of research and development support fees and $1.2 million of license and milestone fees, compared to $1.5 million and $1.8 million respectively, for the same quarter last year. Revenues in 1Q FY2012 also include $0.3 of clinical material reimbursement, compared to $0.1 million for 1Q FY2011.

Operating expenses for 1Q FY2012 were $22.0 million, compared to $16.8 million in the same period last year. Operating expenses in 1Q FY2012 include research and development expenses of $17.2 million, compared to $13.4 million in 1Q FY2011. The increase in the current period is primarily due to greater Company investment behind aggressively developing its own product candidates, including personnel costs to advance and support these internal programs. Also reflected in these expenses is the cost of certain raw material inventory that has been characterized as excess under the Company’s inventory policy and thus written off. The operating expenses also include general and administrative expenses of $4.8 million in 1Q FY2012, compared to $3.4 million in 1Q FY2011. This increase is primarily due to increased patent costs and personnel expenses, particularly stock compensation expense.

ImmunoGen had approximately $179.8 million in cash and cash equivalents as of September 30, 2011, compared with $191.2 million as of June 30, 2011, and had no debt outstanding in either period. Cash used in operations was $11.6 million in 1Q FY2012, compared with $15.3 million in 1Q FY2011. Capital expenditures were $0.6 million and $0.3 million for the first three months of fiscal years 2012 and 2011, respectively.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year ending June 30, 2012 to be between $65-70 million, its cash used in operations to be between $60-65 million, and its capital expenditures to be between $4-5 million — all unchanged from previous guidance. Cash and marketable securities at June 30, 2012 are anticipated to be between $125-130 million, also unchanged from previous guidance.

“In the past few months alone, impressive clinical data have been reported that further demonstrate the significance of our technology, we’ve advanced another wholly owned compound to active IND stage, and a number of our partners have made visible clinical progress,” commented Gregory Perry, Executive Vice President and CFO. “These achievements reflect our business model: to use our TAP technology and antibody expertise to develop our own novel anticancer compounds and selectively outlicense our technology to expand its utilization and help fund our product programs.”

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies, potent cancer-cell killing agents and engineered linkers. The Company’s TAP technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer-cell killing agents specifically to tumor cells. There are now numerous TAP compounds in clinical development and a wealth of clinical data reported. ImmunoGen’s collaborative partners include Amgen, Bayer HealthCare Pharmaceuticals, Biotest, Novartis, Roche, and Sanofi. The most advanced compound using ImmunoGen’s TAP technology, trastuzumab emtansine (T-DM1), is in Phase III testing through the Company’s collaboration with Genentech, a member of the Roche Group. More information about ImmunoGen can be found at www.immunogen.com.

Herceptin ® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2012 fiscal year; its cash and marketable securities as of June 30, 2012; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2011	2011
ASSETS

Cash and cash equivalents	$179,765	$191,206
Other assets	19,339	26,435

Total assets	$199,104	$217,641

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$13,219	$14,566
Long-term portion of deferred revenue and other long-term liabilities	62,114	63,106
Shareholders’ equity	123,771	139,969

Total liabilities and shareholders’ equity	$199,104	$217,641

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2011	2010

Revenues:
Research and development support	$1,068	$1,495
License and milestone fees	1,187	1,810
Clinical materials reimbursement	281	106

Total revenues	2,536	3,411

Expenses:
Research and development	17,161	13,425
General and administrative	4,841	3,364

Total operating expenses	22,002	16,789

Loss from operations	(19,466)	(13,378)

Other (expense) income, net	(17)	490

Loss before taxes	(19,483)	(12,888)

Provision for income taxes	—	—

Net loss	$(19,483)	$(12,888)

Net loss per common share, basic and diluted	$(0.26)	$(0.19)

Weighted average common shares outstanding, basic and diluted	76,364	67,944